Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN ADOPTS UPDATED SHAREHOLDER RIGHTS PLAN
— Replaces existing plan that expired January 25, 2006 —
AKRON, Ohio — January 26, 2006 — A. Schulman Inc. (Nasdaq: SHLM) announced today that its Board of Directors has adopted a Shareholder Rights Plan to replace the previous plan that expired January 25, 2006. The updated plan includes a so-called “TIDE” provision requiring a committee of independent directors to meet at least once every three years to determine whether the plan remains in the shareholders’ best interests. The updated plan expires in six years, down from 10 under the previous plan, and increases the triggering threshold to an acquisition of 20% or more of the Company’s common stock, up from 15% in the previous plan.
“The Board approved the revised plan as part of its responsibility to preserve the interests and the rights of all the Company’s shareholders,” said Terry L. Haines, President and Chief Executive Officer. “The plan is designed to protect long-term shareholder value and to ensure fair and equal treatment for all of our investors if an unsolicited takeover attempt occurs. It is similar to plans adopted by many other publicly traded companies and is not a response to any specific attempt to acquire the Company.”
In connection with the plan’s adoption, the Board declared a dividend of one right for each outstanding share of the Company’s common stock. Rights will be distributed on February 9, 2006 to shareholders of record as of the close of business on that date.
When exercisable, the right would entitle the holder to purchase one one-thousandth of a share of Series A Junior Participating Special Stock at a price of $85.00. If a person or group acquires beneficial ownership of 20% or more of the outstanding shares of the common stock, upon exercise of the right, each right holder (other than the acquiring person or group) would be entitled to receive either shares of common stock of the Company — or, if the Company is acquired in a merger or similar transaction, shares of the acquiring company — having a value equal to two times the exercise price of the right. The plan permits the Company to redeem all of the rights for $0.01 per right within 10 days after a person or group acquires 20% or more of the stock.
Additional information regarding the updated Shareholder Rights Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will file with the Securities and Exchange Commission. In addition, the Company will mail, as soon as practicable, a detailed summary of the plan to shareholders of record as of the close of business on February 9, 2006.
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About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2005, were approximately $1.43 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
▪	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

▪	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

▪	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

▪	Changes in customer demand and requirements;

▪	Escalation in the cost of providing employee health care; and

▪	The outcome of any legal claims known or unknown.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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